EXHIBIT INDEX

Exhibit 16(a)10(o):           Selling Dealer Agreement

Exhibit 16(a)10(p)(1):        Code of Ethics for Registrant

Exhibit 16(a)10(p)(2):        Code of Ethics for Registrant's investment advisor
                              and principal underwriters